Exhibit 10.7

MASTER TIMBER MANAGEMENT AGREEMENT

This MASTER TIMBER MANAGEMENT AGREEMENT (the “Master Agreement”) is made and entered into by and between Hancock Natural Resource Group, Inc. (“HNRGI” or the “Client”), and Olympic Resource Management LLC, a Washington limited liability company (“ORM” or the “Manager”), effective the 1st day of January, 1998.

WHEREAS, Client manages timberlands and provides timberland portfolio investment services to its parent, John Hancock Mutual Life Insurance Company (“JHMLICO”), both for JHMLICO’s own account and for separate accounts maintained by JHMLICO for the benefit of certain ultimate clients, and for various partnerships, limited liability companies, corporations and other entities (collectively, the “Ultimate Client Portfolios”); and

WHEREAS, Manager is an independent contractor engaged in the business of operating and maintaining commercial timberlands through its employees, agents and sub contractors.

NOW, THEREFORE, Client agrees to hire Manager to perform, and Manager agrees to perform for Client, non exclusive property management services, disposition and acquisition services, on the terms and in accordance with the provisions set forth herein.

Section 1.  Definitions

1.01        “Annual Budget” means, with respect to each Timberland, the Annual Budget for each fiscal year during the term of this Agreement prepared by Manager pursuant to Section 2.02(a), and delivered to and approved by Client, reflecting on an annual basis all work to be performed, all income to be received, and all expenses to be incurred during the fiscal year for such Timberland.

1.02        “Client” means Hancock Natural Resource Group, Inc.

1.03        “Client’s Account” means Client’s account with SeaFirst Bank, 705 Fifth Avenue, Seattle, Washington  98124.

1.04        “Competing Business” means any business that acquires, owns and/or manages timberlands within the Continental United States or Canada primarily or exclusively for the benefit of Plans and Endowments.

1.05        “Fiscal Month” means the period commencing on the sixteenth day of any calendar month and ending on the fifteenth day of the immediately following calendar month, and “Fiscal Year” means the period commencing on the sixteenth day of December in any calendar year and ending on the fifteenth day of December in the immediately following calendar year; provided that the initial fiscal month hereof shall begin January 1, 1998 and end January 15, 1998 and the initial fiscal year hereof shall begin January 1, 1998 and end December 15, 1998.

1.06        “Forest Inventory System” means the Forest Inventory System provided and maintained by Manager pursuant to Section 2.02(e) of this Master Agreement, and more fully described in Exhibit 2D.

1.07        “Forest Mapping System” means the Forest Mapping System provided and maintained by Manager pursuant to Section 2.02(e) of this Master Agreement, and more fully described in Exhibit 2E.

1.08        “Forward Look Budget(s)” means the revised Annual Budget(s) based on actual levels of income and expenditures for a quarter and revised forecasts of income and expenditures for the balance of the fiscal year pursuant to Section 2.02(b) of this Master Agreement.

1.09        “Land Records System” means the Land Records System provided and maintained by Manager pursuant to Section 2.02(m) of this Master Agreement, and more fully described in Exhibit 2F.

1.10        “Logs” means logs of any size or class harvested from the Timberlands.

1.11        “Long Term Investment Analysis” means the 50 year plan which is updated each calendar year by the Manager, for each Timberland, by running the Timber Investment Model (“TIM”) which gets populated with Client Budget System (“CBS”) data, new economic assumptions and price forecasts, appraisals, revised harvest schedules, etc.  The Long Term Investment Analysis” is part of the Property Management Plan and is updated and submitted to the Client by January 31 of each year.

1.12        “Master Agreement” means this Master Timber Management Agreement between Hancock Natural Resource Group, Inc. and Olympic Resource Management LLC, as may be amended from time to time.

1.13        “Manager” means Olympic Resource Management LLC, a Washington limited liability company.

1.14        “Other Forest Products” means any products other than timber, logs, minerals, gas, oil, rock and/or gravel removed from the Timberlands for commercial purposes.

1.15        “Plans and Endowments” means pension fund or retirement plans and accounts, endowments or foundations domiciled in the United States or Canada and organized and operated pursuant to United States or Canadian law primarily or exclusively for the benefit of persons living within those jurisdictions.

1.16        “Property Management Plan” means a written property management plan approved by Client, as updated from time to time.

1.17        “Property Management Service Fees” means the Property Management Service Fees pursuant to Section 2.07 and set forth in Exhibit 2A to this Master Agreement.

1.18        “Property Management Services” means the Property Management Services to be provided by Manager with respect to the Timberlands identified in Exhibit 2A, as it may be amended from time to time, and fully described in Section 2 of this Master Agreement.

1.19        “Security Plan” means the Security Plan for a Timberland described in Section 2.02(f) of this Master Agreement that is usual and customary to timberland management practices for the area in question, and which generally includes, but is not necessarily limited to the following:  fire prevention and suppression, aerial and ground surveillance, gate security and maintenance, illegal dumping, trespass and protester management.

1.20        “Timber” means the timber located on or harvested from the Timberlands, whether standing or down and irrespective of size.

1.21        “Timberland” means a timberland property, and Timberlands means two or more timberland properties, identified in Exhibit 2A, as it may be amended from time to time.

1.22        “Ultimate Client Portfolios” means the several JHMLICO separate accounts and other entities described in the first WHEREAS clause above, for which Client provides timberland portfolio investment services.

1.23        “Vote Package(s)” means the information and data requested by Client and compiled for presentation to appropriate representatives of HNRGI and/or JHMLICO for consideration and/or approval of a particular Timberland transaction.

Section 2.  Property Management Services:

2.01        Properties Under Management:  Client hereby hires Manager to provide Property Management Services, the scope of which is set forth in this Section 2, and Manager hereby agrees to provide such services with respect to the Timberlands identified in Exhibit 2A attached hereto, as it may be amended from time to time in accordance with the provisions of this Master Agreement, or as otherwise mutually agreed from time to time by the parties.  Client may, but shall have no obligation to, employ Manager for property management services except with respect to properties listed on Exhibit 2A, as it may be amended from time to time.  In addition, Manager may provide acquisition and disposition services if requested by Client pursuant to Sections 3 and 4 of this Master Agreement for any Timberland considered for acquisition or disposition by Client during the term of this Master Agreement.  Exhibit 2A shall identify the Timberlands under management pursuant to this Master Agreement, the fees or fee schedule applicable to Property Management Services relating to the Timberlands, any special conditions or services agreed to by the parties with respect to any Timberland, and the expiration date of the term of this Master Agreement with respect to each Timberland (if different from the date specified in Section 7.01 below).  Except as specifically set forth herein, Client shall have no obligation to utilize Manager to provide any additional services, and Manager shall have no obligation to provide Client with any additional services pursuant to this Master Agreement.

2.02        Manager’s Primary Duties and Responsibilities:  With respect to any Timberland, the parties may agree to exclude or forego any particular service described in this Section 2, as circumstances may warrant.  Any such exclusions shall be identified or referenced in Exhibit 2A. Manager’s primary duties and responsibilities include:

(a)           Annual Budgets for fiscal year 1998 for each Timberland have been prepared and approved by Client.  On or before November 1, 1998 and each subsequent year, Manager shall prepare and submit to Client for Client’s approval, an Annual Budget for each Timberland subject to this Master Agreement for the forthcoming fiscal year.  The Annual Budgets shall be based upon Manager’s recommendations together with information supplied by Client as to acceptable levels of income and expenditures and shall reflect on an annual basis all work to be performed, all income to be received, and all expenses to be incurred with respect to each Timberland during the forthcoming fiscal year.  The parties shall endeavor in good faith to assist each other with information and services to facilitate budget development in a timely manner. Upon approval by Client, Manager may expend the approved budgeted amounts for each Timberland during such fiscal year without further approval by Client.  However, Client shall have the right to modify the Annual Budgets (other than the management fees set forth herein, except as further provided in Section 2.07 of this Master Agreement), and to the extent Manager has not yet incurred expenses or obligations, Manager shall comply with such modifications.  In addition, to facilitate ongoing management of the Timberlands, Manager may exceed any approved budgeted line item amount by [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission], whichever is greater.  In the event of emergencies or natural disasters that threaten the value or well–being of all or a portion of any Timberland, subject to funding limitations, Manager shall endeavor to protect the Timberland, and shall have the right to expend up to [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission] per Timberland in extra–budgetary funds for such purpose without prior approval of Client.  Manager shall notify Client immediately of any such expenditure and the reason therefor.  In the event of any such emergency or natural disaster which necessitates an expenditure of funds in excess of the monetary limitations set forth above, Manager shall inform Client in a timely manner and obtain the approval of Client before expending any such excess funds.

(b)           Within twenty (20) days after the end of each fiscal quarter, Manager shall prepare and submit to Client statements setting forth actual expenditures incurred and revenues generated during said fiscal quarter (together with a brief analysis of the variances, if any, from the Annual Budget) for each Timberland.  Along with said statements, Manager shall submit to Client, at Client’s request, revised Annual Budgets (the “Forward Look Budgets”) based on actual levels of income and expenditures for said fiscal quarter and revised forecasts of income and expenditures for the balance of the fiscal year.  Upon approval by Client, the Forward Look Budgets shall be used in place of the original Annual Budgets for the remainder of the then current fiscal year. The statements and Forward Look Budgets shall be in a form approved by Client.

(c)           By the tenth (10th) day after the close of each fiscal month, Manager shall submit to Client (1) a statement setting forth expenditures incurred and revenues generated during the preceding fiscal month; and (2) an aging report of accounts receivable for the preceding month. The statements and aging report shall be in a form approved by Client and delivered in both electronic and paper forms.  Manager shall also cause to be delivered to Client all bank statements as soon as reasonably possible after said statements have been received and reconciled by Manager.

(d)           Manager shall perform annual timber inventory updates (cruises) as outlined in Exhibit 2C.  In addition, by June 1 and December 1 of each calendar year, or from time to time upon Client’s request, Manager shall provide Client with a current statement of timber inventory as of the last update performed in accordance with Exhibit 2C, showing the acreage of land, the volume of merchantable timber by species groups and product classes, and the premerchantable plantation acreage by species and age class.  Manager shall also conduct other cruising as special circumstances may dictate, e.g., wind storm and ice storm damage, trespass, granting of rights of way, etc.

(e)           Manager shall provide and maintain a Forest Inventory System and a Forest Mapping System (including GIS) for Client, which shall include the parameters set forth in Exhibits 2D and 2E, respectively.

(f)            Manager shall maintain regular surveillance of all Timberlands, including contracting for aerial surveillance as conditions require, to detect weather damage, fire damage, insect infestation and disease, timber trespass or any other detrimental occurrences.  On or before May 31, 1998 for each Timberland in existence on such date and for any Timberland added to this Master Agreement thereafter within ninety (90) days following the addition of such new Timberland to this Master Agreement, Manager shall develop and submit for Client’s approval a Security Plan.

(g)           Manager shall assist, consult, and cooperate with Client, and its agents, employees and/or attorneys, in matters affecting ownership interests in and obligations with respect to the Timberlands, including the land, timber (whether growing or harvested), minerals, other commercial uses, and related matters such as unauthorized cuttings, trespass, entries, encroachments, adverse possession claims, right of way disputes, or any disputes respecting taxes, charges, or assessments associated with the Timberlands.

(h)           Manager shall manage and conduct the sale of all timber and logs from the Timberlands.  All such sales shall be made pursuant to timber sale contracts or log sale contracts between Client and the timber or log buyer on contract forms approved by Client for such purpose.  Manager shall have the authority to sign on Client’s behalf and without Client’s prior approval such contracts subject to the limitations set forth in Exhibit 2B.  Except as specifically provided in Exhibit 2B, Manager shall not enter into any timber sale contracts, log sale contracts or Other Forest Products contracts without the prior written approval of Client.  Client agrees that all requests from Manager for such approval shall be responded to without unreasonable delays.  Manager’s services in connection with timber or log sales shall include, but not be limited to, advertising, processing and handling bids, control of contract compliance of timber harvested, inspection of cutting and logging operations, collection of scale tickets, accounting for all timber and logs sold, and timber sale layout which includes, but is not limited to: marking cutting lines, engineering and marking roads, and obtaining necessary permits (surveying is not included in the above definition of timber sale layout).  Manager shall also conduct a credit check on each timber or log purchaser and report the results of such credit check to Client before entering into any timber or log sales contract.  Manager shall collect and maintain (electronically, wherever feasible) log scaling data from log grading and scaling bureaus.

(i)            Manager shall, in a fashion usual and customary to timberland management practices for the area in question, manage and conduct the sale of all minerals, oil, rock, Other Forest Products and gravel from the Timberlands.  All such sales shall be directly between Client and the buyer and shall be subject to the limitations and signature requirements set forth on Exhibit 2B.  Manager’s services in connection with the mineral, oil or gravel sales shall include, as appropriate, but not be limited to the following services:  obtaining valuation opinions from appropriate consultants, advertising, processing and handling bids, control of contract compliance, inspection of mining and gravel removal, collection of scale tickets, and accounting for such contracted sales.

(j)            Manager shall, in a fashion usual and customary to timberland management practices for the area in question, be responsible for monitoring the activities of third parties who have a fee, leasehold, license, mineral, or other interest in the Timberlands.  Client shall extend to Manager whatever reasonable aid that Manager shall reasonably request of Client to enable it to carry out such monitoring duties.  Manager shall be responsible for processing all documentation which is required or desirable with respect to the rights and obligations of said third parties, including pipeline easements, conditional and other land use permits, and rights of way necessary for oil, gas or mineral exploration, in all cases subject to the limitations and signature requirements set forth on Exhibit 2B.  Notwithstanding anything herein to the contrary, all permanent easements, conservation easements, rights of way, mineral or other conveyances must be signed by Client (or the appropriate title holder), and Manager shall have no authority to sign said documents on behalf of Client.

(k)           Manager shall be responsible for the administration of any hunting, grazing, camping and other leases or licenses generating income for Client or which affect the Timberlands, subject to the limitations and signature requirements set forth on Exhibit 2B.

(l)            Manager shall be responsible for performing all usual and customary timberland management functions, including but not limited to preparing all easements, licenses and other land use agreements on forms pre approved by Client.  Manager shall also assist Client in obtaining semi–annual or annual appraisals of each Timberland by providing to Client relevant data for the Timberland in a form acceptable to Client, which data shall include the merchantable timber by species groups and product classes, the premerchantable acreage by age class, and the number and type of acres comprising the Timberland.  Annually, for each Timberland, Manager shall also submit to Client a report reconciling current appraisal volumes with the appraisal volumes for the preceding year (where such data is available).

(m)          Manager shall develop, implement and maintain a Land Records System as more fully described in Exhibit 2F, which will be maintained in a convenient electronic form, readily convertible into a standard ASCII text format suitable for use with the Forest Mapping System, Forest Inventory System, Client’s Timber Investment Model (“TIM”) and Client’s Client Budget System (“CBS”).  The records within the Land Records System shall be maintained by Manager for so long as this Master Agreement shall remain in effect.

(n)           Manager shall be responsible for management of the property tax records for each Timberland and shall ensure that all taxes (excluding any taxes based on income, but including ad valorem or other real property taxes, timber harvest taxes, and personal property taxes) on the Timberlands are paid in a timely manner.  Client shall provide Manager with pertinent information regarding lease and contractual agreements on each Timberland. Upon receipt of this information, Manager shall thereafter ensure that all lease or other contractual payments required to be made with respect to the Timberlands are made in a timely manner out of the funds in the Client’s Account.  Client shall promptly provide Manager with copies of any tax statements sent directly to Client with regard to any Timberland.

(o)           Manager shall provide annual updates of the Long Term Investment Analysis portion of the Property Management Plan for each Timberland as soon as reasonably practicable after the effective date of this Master Agreement, and thereafter on or before January 31 of each year during the term of this Master Agreement.  Such Long Term Investment Analysis will incorporate as of January 1 of each year new economic assumptions and price forecasts using the most recently approved Annual Budget (or the forward Look Budget, if applicable) for each Timberland.  The annual updates will roll the existing long term investment analysis forward one year.  Any additional updates requested by Client will be performed as necessary upon mutual agreement of the parties hereto.

(p)           Manager shall be responsible for managing and implementing stewardship projects as provided for in Annual Budgets, or as otherwise mutually agreed.

(q)           As soon as reasonably practicable after the effective date of this Master Agreement, and thereafter on or before March 31 of each year, Manager shall prepare and submit to Client an annual analysis of harvest results versus inventory estimates of volume for each individual Timberland.

2.03        Additional Duties and Responsibilities of Manager:  Manager shall subcontract for, oversee and monitor the providing of contractual services as set forth in sub paragraphs (a) through (s) herein below.  Manager’s responsibilities shall include soliciting, receiving and awarding suitable bids, entering into satisfactory contracts, only in a form acceptable to Client, in conformity with budgetary allocations and limits and signature requirements set forth in Exhibit 1C and in compliance with Client’s standards for subcontracting as set forth in this Master Agreement (or with Client’s prior written approval if outside the agreed upon budget or preapproved form), and Manager will continuously monitor and oversee said services for contractor compliance.  Client shall be directly responsible for payments for all subcontracted services specified below to the extent budgeted or otherwise authorized by Client in this Master Agreement or otherwise approved in writing by Client.  Although Manager’s responsibility in connection herewith shall be as overseer in nature, Manager may determine from time to time that it is more feasible or economical for Manager’s employees or affiliates to perform said services.  In that event, and with Client’s prior written approval, Manager shall perform said services and Client shall pay Manager for such services at the agreed upon rates specified in such written approval.

(a)           Site preparation and planting.

(b)           Road, bridge, gate and culvert construction and maintenance.

(c)           Plowing and maintenance of firebreaks.

(d)           Property boundary line maintenance (marking) and surveys.

(e)           Vegetation management, chemical or mechanical.

(f)            Prescribed burning.

(g)           Hardwood control, chemical or mechanical.

(h)           Insect and disease control.

(i)            Aerial surveillance.

(j)            Slash burning and fire suppression.

(k)           Contract logging and trucking.

(l)            Fertilization.

(m)          Stocking control.

(n)           Animal control.

(o)           Appraisals of mineral, oil, rock and gravel sales.

(p)           Monitoring of oil and gas activities.

(q)           Surveying for threatened and endangered species; provided, however, that habitat conservation agreements and other extensive regulatory implementation programs are beyond the scope of Manager’s duties and responsibility, but such services may be provided based upon the mutual agreement of the parties.  In such event, and with Client’s prior written approval, Manger shall perform said services, and Client shall pay Manager for such services at the agreed–upon fee or fee schedule specified in a separate written agreement.

(r)            Archeological or other specialized surveys outside the scope of services customarily provided by professional timberland managers in the area in question.

(s)           All other subcontract work incurred at Client’s request with prior written approval of Client.

2.04        Property Management Plans on New Acquisition Properties:  If any new property is acquired by Client (or by or on behalf of an Ultimate Client Portfolio) and added to this Master Agreement by amendment to Exhibit 2A, Client may in its sole discretion request that Manager prepare a post–acquisition Property Management Plan for such new property.  Client and Manager shall agree upon specific requirements and parameters for the Property Management Plan.  Manager shall perform said services, and Client shall pay Manager for such services at the agreed–upon fee or fee schedule specified in a separate written agreement.  When a Property

Management Plan has been prepared for a new property and approved by Client, then it shall thereafter be updated as otherwise provided pursuant to Section 2.02(o).

2.05        Income and Expenses; Bank Accounts:  The payment of all expenditures referred to in Section 2.03, to the extent budgeted or otherwise permitted by the terms of this Master Agreement and/or Exhibit 2A, and any other expenditures expressly approved in writing by Client, shall be the responsibility of Client.  Manager, however, shall review, approve and certify for accuracy, as appropriate, all bills, invoices or claims for payment relating to such expenditures, and shall cause such items to be paid from Client’s Account.  Manager’s authority to make such payments from Client’s Account shall be subject to the limitations and requirements set forth in Exhibit 2B to this Master Agreement.

Manager shall provide its own hardware that is compatible with Client’s Wide Area Network (WAN).  Each party shall pay the costs of all hardware and software purchased and installed at its locations for use with the WAN; provided, however, that the parties will each pay an equal share of any charges, such as line charges and other similar charges, relating to use of any shared hardware between Client’s and Manager’s respective headquarters.  Manager shall be permitted to utilize the WAN for business other than business provided to Client hereunder.

Manager shall arrange for all income, proceeds and fees generated by the Timberlands (including but not limited to timber sales proceeds and fees from leases, licenses, and other agreements), together with appropriate documentation thereof, to be remitted to Client’s Account or as otherwise directed by Client with duplicate sales documentation to Manager. Manager shall review said documentation and certify the accuracy thereof on the monthly statement to Client required by Section 2.02(c).

Nothing in this Master Agreement shall be deemed to authorize Manager to open any bank account in Client’s name or to deposit or cause to be deposited any of Client’s funds in any bank account not expressly authorized by Client for the purposes contemplated by this Master Agreement.  Signature authority with respect to bank accounts established by Client may be granted to Manager by Client, in Client’s sole discretion.

2.06        Operation and Management Records:  Manager shall maintain and provide to Client full and accurate records covering the operation and management of each Timberland, which records shall be sufficient to satisfy ordinary and necessary tax and accounting reporting requirements.  Client and Client’s accountants at all reasonable times shall have access upon demand to such records as well as to all other books and records of Manager relating to the management and operation of each Timberland.  Upon termination of this Master Agreement with respect to any Timberland, all records pertaining to such Timberland kept by Manager shall become the property of Client and shall be turned over to Client forthwith.  Client will also have access to any of Client’s computer data, and all other information of Client which Manager has within its control.  Any custom investment models or other custom computer software provided to Manager by Client or otherwise developed, purchased or paid for by Client for the purpose of acquiring, managing, or disposing of any property that is subject to this Master Agreement (including without limitation TIM and CBS) shall be deemed the property of Client and, at Client’s request, exact copies thereof or the originals of any such items in the possession of Manager shall be promptly made available to Client at Manager’s expense in the event of termination of this Master Agreement.  Any custom computer software developed by Manager for the Land Records System pursuant to Section 2.02(m) shall be deemed the property of Manager, however Client is hereby granted a non-exclusive license, at no additional cost to Client, to use such custom software with respect to Timberlands hereunder from time to time, which license shall survive termination of this Master Agreement with respect to Timberlands hereunder on the date of termination.

2.07        Property Management Service Fees:  Property Management Service Fees shall be set forth in writing and included in Exhibit 2A as described above.  Such fees may be fixed or variable, may be indexed or may contain other “value added” compensation components, and may be agreed to for a shorter or longer term depending upon the Timberland or Timberlands and the understanding of the parties reached with respect thereto.  The Annual Budget for each Timberland, as described in Section 2.02, shall be based (in pertinent part) on the Property Management Service Fees as so negotiated.  Client shall pay to Manager the applicable Property Management Service Fee for each Timberland (as set forth in Exhibit 2A) on a calendar month basis, subject to its prior receipt of Manager’s invoice.  Payment shall be made by the tenth day of the month following the month in which the charges were incurred or within five (5) days of Client’s receipt of Manager’s invoice for the previous month, whichever is later.  In the event of termination of this Master Agreement with respect to any Timberland, or the sale of any Timberland, or portion thereof, Client shall pay only that daily pro rata portion of the Property Management Service Fee which has accrued to the date of termination or sale.  In the event that significant changes in management activities alter monthly budgeted cash flows for any property by 50% or more for a period exceeding 90 consecutive days, Property Management Service Fees for that property will be re–examined and revised by both parties as appropriate. Such revised fees shall only apply prospectively.

Section 3.  Disposition Services:

3.01        Timberland(s) To Be Sold; Terms of Sale:  Client may from time to time provide Manager, at Client’s sole discretion, with a list of properties to be sold by Manager and guidelines as to sales prices and other matters as may be directed by Client.  Such list, together with said guidelines, shall hereinafter be referred to as the “List”.   Said List may be amended, from time to time, at Client’s sole discretion.  Unless otherwise approved by Client in writing, all sales contracts submitted by Manager for Client’s approval shall be made on Client’s approved Standard Real Estate Sales Contract form for that area (“Real Estate Sales Contract”).  A copy of a Real Estate Sales Contract is attached hereto as Exhibit 3A and incorporated herein.  All offers, proposed purchase prices and terms shall in no way bind or obligate Client until and unless expressly accepted in writing by Client.

Manager acknowledges and agrees that Client has the sole, exclusive and unilateral right to engage and contract with brokers or agents to sell all, or any portion of, the Timberlands and that Client has the absolute and exclusive right to pledge, encumber, sell, transfer, or dispose of all, or any portion of, the Timberlands without the consent of Manager, and Manager shall not knowingly cause any lien, charge, or claim to attach to any Timberland or to any timber or other rights located on any Timberland.  Manager represents and warrants that it will comply with all laws and regulations associated with the sale of any Timberland for which it provides services pursuant to this Section 3, and that Manager will endeavor to provide information that is both adequate and accurate for its intended purpose, including (where Manager is to provide such services) adequate and accurate descriptions to be used by Client in drawing deeds and easements.

Manager expressly acknowledges and agrees that Manager shall have no authority to (i) commit Client to any sale of any Timberland or any portion thereof; or (ii) make unsubstantiated statements or representations about said Timberlands.

3.02        Disposition Services:  To the extent requested by Client, Manager shall assist, cooperate and consult with Client, its appointed brokers and agents, and shall provide the following disposition services from time to time with respect to each proposed property disposition with respect to each Timberland for which it then serves as Manager:

(a)           Assist Client in identifying Timberlands for inclusion on the List based on criteria established by Client.

(b)           Arrange for and supervise disposition cruises, internal property valuations and assist Client in preparing Client’s Vote Packages.

(c)           Solicit and procure purchasers for each Timberland on the List, market the Timberland, and develop purchaser interest and a summary of prospective purchasers thereof, which summary shall be updated as Client may reasonably request.

(d)           Assist Client in screening prospective purchasers.

(e)           Contract for any reasonable advertising program for the sale of the List Timberlands solely in Manager’s own name and at Manager’s sole discretion.

(f)            Distribute sales information approved by Client to prospective purchasers.

(g)           Receive and answer inquiries from prospective purchasers.

(h)           Show identified Timberlands to such prospective purchasers.

(i)            Negotiate with prospective purchasers on Client’s behalf certain terms and conditions in accordance with Client’s instructions.

(j)            Assist in closing sale transactions, including assisting in the verification of legal descriptions of Timberlands to be sold.

(k)           Assist in preparing conveyance deeds and identifying unrecorded documents which affect the sale of Timberlands and in the assignment of easements and other rights.

(l)            Send to Client a closing statement showing prorations or adjustments promptly after each closing.

(m)          Perform such other services as Client may reasonably request in writing.

The foregoing notwithstanding, Client shall not be obligated to employ, to offer to employ or to negotiate terms of employment with Manager for any disposition services.  However, because Manager is the provider of Property Management Services for that Timberland, Manager shall be given “first consideration” for providing disposition services with respect to such disposition upon the terms and conditions set forth in this Master Agreement.  Whether or not Client employs Manager to perform disposition services for any Timberland, because Manager is the provider of Property Management Services for such Timberland, may have access to confidential information regarding such Timberland and will have continuing responsibilities for management of such Timberland unless and until it is sold, Manager shall not acquire, attempt to acquire, advise or assist any other person in its attempt to acquire any Timberland (or any portion thereof).

Compensation for Disposition Services:

(a)           For disposition services actually performed, Manager shall be paid [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]

(b)           In some instances, Client may desire to exchange a Timberland, or portions of a Timberland, for other Timberland, rather than disposing of the same for cash.  In such event, Manager shall provide the same services on the same terms and conditions to Client as are described in this Master Agreement regarding dispositions for cash.  If Manager is employed by Client to provide both disposition and acquisition services, Manager shall document separately the services it performs for disposition of the Timberland and the services it performs for the acquisition of the Timberland received in the exchange.  Manager’s compensation with respect to the Timberland disposed of shall be as described above, and Manager’s compensation with respect to the Timberland acquired in the exchange shall be calculated separately in accordance with Section 4.03 of this Master Agreement.

Section 4.  Acquisition Services:

4.01        Acquisitions:  Regardless of a Timberland’s location, Manager may but shall not be obligated to bring any acquisition opportunity to Client’s attention.  Client may but shall not be obligated to employ, or to offer to employ, Manager to provide acquisition services for any acquisition, even if brought to Client’s attention by Manager.  Client shall not be obligated to pay Manager with respect to any acquisition unless Manager actually performs acquisition services requested by Client with respect to such Timberland. Manager may but shall not be obligated to accept any offer from Client to perform acquisition services for any acquisition, and (subject to Section 5.02 below) Manager may attempt to acquire or assist any other person in its attempt to acquire any acquisition property; provided however, if Manager performs acquisition services for Client with respect to a particular acquisition (except in the case of a joint acquisition approved by Client), Manager shall not attempt to acquire that Timberland for its own account or for the account of any other person or entity, nor shall it assist any other person in any attempt to acquire that Timberland or compete with or hinder Client in its attempt to acquire that Timberland, unless Client has discontinued its efforts to acquire such Timberland and advise Manager that it may pursue such acquisition opportunity either for its own account or for the account of others.  If Manager actually provides acquisition services requested by Client pursuant to this Section 4 for any property acquired by Client (or by an Ultimate Client Portfolio managed by Client) during the term of this Master Agreement, the parties shall negotiate in good faith regarding the terms on which such new acquisition would be added to Exhibit 2A.  The parties shall endeavor to commence any such negotiations at least 30 days prior to the expected acquisition closing date.  Under no circumstances, however, shall either party be obligated to continue any such negotiations past the actual closing date of such acquisition.  Client may, but shall have no obligation to, employ Manager for property management services except with respect to properties listed on Exhibit 2A, as it may be amended from time to time.

4.02        Scope of Acquisition Services: The potential scope of acquisition services shall be as follows:

(a)           Identify, investigate, and inspect (if appropriate) relevant properties offered for sale by other parties, develop financial investment models and conduct or facilitate valuations as necessary for Client’s evaluation of the property or properties.

(b)           Assist Client in preparing Client’s bid proposal and vote packages, supervise third party timber inventory verification, assist with valuation of the acquisition property by parcels at the request of Client and cooperate with third party review of the parcelization process.

(c)           Review legal and historical access to the property for the purpose of managing the property.

(d)           Assist Client and Client’s counsel in the negotiations for acquisition of the property in accordance with verbal directions given by Client.

(e)           Assist Client and Client’s legal counsel with the preparation and review of various acquisition documents, including but not limited to acreage verification, review of title commitments and title exception documents.

(f)            Assist Client and Client’s legal counsel in the verification of all closing documents and the closing statement for acquisition of the property.

(g)           Conduct a preliminary field inspection of the property and cooperate with and assist the environmental consultant retained by Client in conducting the consultant’s environmental review of the property.

With respect to any given acquisition, however, Client shall be free to perform any or all acquisition services itself, and may request Manager to perform fewer services.  Any request by Client for Manager’s acquisition services shall be in a writing which shall reasonably describe the services requested and such other matters as the parties deem relevant.  Manager represents and warrants that it will comply with all laws and regulations associated with the acquisition of all properties for which it provides services pursuant to this Section 4.

Unless otherwise agreed in writing, all acquisition contracts shall be in a form approved by Client and prepared by counsel for Client.  No offer or proposed term or condition shall bind or obligate Client until and unless expressly accepted in writing by Client.  Manager shall have no authority to commit Client to any purchase of any property.

4.03        Compensation for Acquisition Services:  Client shall not be obligated to pay, and Manager shall have no right to receive, any finder’s or other fee for bringing acquisition opportunities to Client’s attention.  However, if Manager actually performs acquisition services requested by Client with respect to a property, Client shall pay Manager monthly in arrears, subject to the prior receipt of an invoice describing in reasonable detail the services actually performed during the month and the charges for such services, on a time and materials basis in accordance with the fee and/or fee schedule set forth in Exhibit 4A.

Section 5.  Conflicts of Interest, Confidentiality and Non Compete:

5.01        Confidentiality:  The parties acknowledge that each will have access to, and from time to time will obtain, confidential information of the other party.  The parties agree that any receipt, use, and disclosure of confidential information shall be restricted as set forth in Exhibit 5A to this Master Agreement.

5.02        Non Compete:  So long as this Master Agreement shall remain in effect, Manager agrees that neither Manager nor its affiliates will compete with Client by (a) performing, offering to perform or soliciting timberland portfolio investment services for Plans and Endowments investing in timberlands within the Continental United States or Canada; (b) soliciting or attempting to raise timberland investment capital from Plans and Endowments for timberland investments within the Continental United States or Canada; or (c) managing timberland properties in the Continental United States or Canada owned or managed for Plans and Endowments.  In addition, recognizing Client’s need to protect its legitimate business interests, and as a further inducement to Client to continue to enter into this Master Agreement, Manager hereby covenants and agrees with Client that during the term of this Master Agreement, Manager will not, directly or indirectly, for itself or any other person, business or entity: (x) have any ownership interest in any Competing Business (other than passive ownership of publicly–traded securities constituting less than a 1% interest), provided that Manager’s continuing ownership of any ownership interest in an entity that was not a Competing Business when such investment was made, but subsequently becomes a Competing Business as a result of a sale of an interest therein to a Plan or Endowment by a person or entity not controlled by Manager, shall not constitute a breach of this clause (x) as long as Manager neither manages or operates such entity, nor owns more than 5% of the entity from and after the date that it becomes a Competing Business, unless otherwise agreed in writing by Client; or (y)

attempt to employ or recruit, or assist any other person or entity in employing or recruiting, for or on behalf of any Competing Business, any employee who is employed by Client.

Manager represents and warrants that neither it nor any of its affiliates presently conducts any of the activities described in clauses (a), (b), (c) or (x) of this Section 5.02, except insofar as the units of interest in Pope Resources, A Delaware Limited Partnership (“Pope”) are publicly traded Pope and Manager or its other affiliates may be deemed to provide timberland portfolio investment services for, or to manage timberlands beneficially owned by, Plans or Endowments that purchase such units.  Notwithstanding the foregoing, Manager covenants and agrees that, so long as this Master Agreement shall remain in effect, neither Manager nor any of its affiliates will issue any new interests that are publicly traded in the United States which constitute an interest in any entity that owns or manages timberlands located in the Continental United States or Canada; except for the issuance of new interests in conjunction with any option, incentive or compensation programs of Manager or its affiliates for the benefit of its officers, directors, employees, or agents.  Nothing in this Section 5.02 shall be deemed to apply to the issued units of Pope existing as of the effective date of this Master Agreement.

For purposes of this Section 5.02, “affiliate” shall mean any person or entity (whether now existing or hereafter created) that is controlled by, in control of, or under common control with Manager, and shall in any event include Pope.

Notwithstanding any other provision of this Section 5.02, it is understood and agreed that nothing herein shall prohibit Manager or its affiliates from advertising, soliciting, marketing for sale, or selling or conveying any timberland or other property now or hereafter owned by Manager or its affiliates to a Plan or Endowment, provided that neither Manager nor its affiliates shall provide management services for any timberland conveyed to such Plan or Endowment after closing.  In conjunction with any such sale, an affiliate of Manager may create or cause to be created a publicly traded vehicle to facilitate the sale.

The provisions of this Section 5.02 shall survive termination of this Master Agreement for a period of (i) twenty–four calendar months with respect to each Plan and Endowment that is invested in an Ultimate Client Portfolio managed by Client and (ii) twelve calendar months with respect to any other Plan or Endowment.

Manager and Client hereby expressly agree that damages may not compensate Client adequately for a breach of this Section 5.02, and acknowledge that absent this Section 5.02 Client would not have entered into this Master Agreement.  Therefore, to the maximum extent permitted by law, upon establishment of a breach of this Section 5.02, the parties hereby specifically agree that Client shall be entitled to specific performance of the provisions of this Section 5.02, and in the event that Client brings any action for specific performance of this Section 5.02 Manager waives any objection or right to object to the suitability or availability of specific performance as a remedy for breach of this Section 5.02, including without limitation any objection based on the adequacy of damages or the irreparable nature of the injury claimed by Client.  The foregoing, however, shall not be deemed to constitute a waiver by Manager of its right to participate in the litigation, to dispute whether a breach of this Section 5.02 occurred or whether the scope of the equitable relief requested by Client is appropriate and consistent with the strict enforcement of the provisions of this Section 5.02.

5.03        Use of Name; Press Releases:  Not less than five (5) business days prior to distributing any press release, sales or marketing literature or other written material to unaffiliated third parties, which refers to the other party or any of its affiliates by name, or that make reference to or representations about the nature of the relationship in which the parties are engaged, Manager or Client (as the case may be) shall furnish the other party with a copy of such materials and shall refrain from distribution thereof if the other party reasonably objects in writing within five (5) business days of its receipt thereof.  Each party agrees to cooperate with the other to facilitate any desired press release or other written communication, to promptly review any suggested material (or the pertinent provisions thereof which refer to such party), to generally permit the use of its name by the other party in any factually accurate description of this Master Agreement, and to not unreasonably object to the manner in which its name may be used.  Each party also acknowledges that communications to Plans and Endowments (and their advisors and consultants) that are invested in Ultimate Client Portfolios will be made periodically and will necessarily disclose the existence of this Master Agreement, identify and refer to the parties by name, and each party agrees that the use of its name in such communications need not be approved.  Similarly, each party acknowledges that communications required by the Securities and Exchange Commission will be made periodically, and may disclose the existence of this Master Agreement, identify and refer to the parties by name, and each party agrees that the use of its name in such communications need not be approved.

Section 6.  Insurance, Indemnity, Status, Standard of Performance and Legal Compliance:

6.01        Insurance and Bonding:    (a)  During the term of this Master Agreement, and any extensions thereof, Manager shall maintain in full force and effect at least the following minimum levels of insurance with financially stable insurance carriers satisfactory to Client in the reasonable exercise of Client’s discretion:

(i)            Manager shall maintain a policy of commercial general liability insurance insuring Manager and Client (and the owner of each Timberland that is subject to this Master Agreement) against any liability for bodily injury or property damage claimed to have resulted from or be in any way connected with Manager’s operations under this Master Agreement, in the minimum amount of $500,000 for each occurrence, $500,000 general aggregate, plus umbrella coverage of $7,000,000.  The premiums and other costs of such general liability insurance shall be paid for by Manager as a cost associated with the operations of Manager under this Master Agreement.  All other insurance required under this Section 6 shall also be the obligation of Manager and shall be paid for by Manager, and Client shall not reimburse Manager for such expenses.

(ii)           Manager shall maintain a policy of automobile liability insurance, including coverage for scheduled autos, hired autos and non–owned autos, insuring Manager and Client (and the owner of each Timberland, as applicable) against any liability for bodily injury or property damage claimed to have resulted from or be in any way connected with Manager’s operations under this Master Agreement, in the minimum of $1,000,000 for bodily injury per accident and $500,000 for property damage.

(iii)          Manager shall maintain Workers’ Compensation Liability coverages as required by law and Employer’s Liability Insurance in the amount of $500,000.  Said policies shall contain a provision under which the insurer waives any right of subrogation as against Client, the owner of each Timberland, as applicable, and their respective agents or employees, to the full extent allowed by law.

(b)           Manager shall require and verify that all contractors or subcontractors hired to perform any work relating to the Timberlands acquire and maintain the following insurance requirements unless otherwise approved by Client, which approval will not be unreasonably withheld or delayed by Client; provided, that Client hereby authorizes Manager, of its own volition, to waive such insurance requirements, in whole or in part, in emergency situations for the period of such emergency:

(i)            Contractors or subcontractors shall maintain a policy of commercial general liability insurance insuring contractor or subcontractor, as the case may be, and Client (and the owner of each applicable Timberland) against liability for bodily injury or property damage claimed to have resulted from or be in any way connected with contractor’s or subcontractor’s operations under this Master Agreement, in the minimum amount of $500,000 for each occurrence and $1,000,000 general aggregate.  The premiums and other costs of such general liability insurance shall be paid for by the contractor or subcontractor as a cost associated with their operations.  All other insurance required under this Section 6.01(b) shall also be the obligation of contractor or subcontractor and shall be paid for by contractor or subcontractor.

(ii)           Contractors or subcontractors shall maintain a policy of automobile liability insurance, including coverage for scheduled autos, hired autos and non-owned autos, insuring contractor or subcontractor and Client (and the owner of each applicable Timberland) against any liability for bodily injury or property damage claimed to have resulted from or be in any way connected with contractor’s or subcontractor’s operations under this Master Agreement, in the minimum of $500,000 for bodily injury per accident and $250,000 for property damage.

(iii)          Contractors or subcontractors shall maintain Workers’ Compensation Liability coverages as required by law and Employer’s Liability Insurance in the amount of $500,000.  Said policies shall contain a provision under which the insurer waives any right of subrogation as against Client, the owner of each applicable Timberland, and their respective employees.

(c)           All insurance coverages required hereunder shall not be subject to change or cancellation without at least ten (10) days’ prior written notice to Client.

(d)           Manager shall furnish evidence satisfactory to Client that Manager is maintaining such insurance coverage.

(e)           Manager and all employees of Manager who handle or who are responsible for the handling of Client’s monies shall, at all times during the term of this Master Agreement, without expense to Client, be bonded by a fidelity bond acceptable both to Manager and Client, in an amount of not less than [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission] and by a company acceptable to Manager and Client.  A certificate verifying the existence of such a bond shall be furnished to Client by Manager.

(f)            The foregoing insurance and bonding coverage are minimum requirements and the maintenance thereof shall no way limit the liability of Manager under this Master Agreement.

6.02        Indemnity — Liability:

(a)           Manager agrees to defend, with counsel mutually acceptable to both Client and Manager, indemnify and hold Client, the owner of each applicable Timberland that is subject to this Master Agreement, and their respective agents, employees, officers, directors and affiliated companies free and harmless from and against all claims, suits, actions or proceedings, whether civil or criminal, and liabilities, losses, injuries, damages, judgments or expenses, including court costs and reasonable attorney’s fees, arising out of Manager’s operation and maintenance of the Timberlands caused by Manager’s breach of its duties and obligations under this Master Agreement or by the negligent or willful acts or omissions of Manager, or of contractors or subcontractors employed by Manager pursuant to activities associated with the duties and responsibilities described in Section 2, made or done in the performance of, or failure to perform, its obligations under this Master Agreement, to the extent not caused by the Client’s (or applicable Timberland owner’s) negligent or willful acts or omissions; provided that Manager’s liability under this Master Agreement resulting from the negligent or willful acts or omissions of any contractor or subcontractor utilized by Manager shall be limited to [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission] in the aggregate for any one calendar year.

(b)           Client agrees to defend, with counsel mutually acceptable to both Client and Manager, indemnify and hold Manager, its agents, employees, officers, directors, affiliated companies, contractors, and subcontractors free and harmless from and against all claims, suits, actions or proceedings (whether civil or criminal), and all liabilities, losses, injuries, damages, judgments of expenses, including court costs and reasonable attorneys’ fees, arising out of Client’s breach of its duties and obligations under this Master Agreement or Client’s negligent or willful acts or omissions, to the extent not caused by the Manager’s, or its contractors or subcontractors, negligent or willful acts or omissions.

6.03        Independent Contractor:  Manager’s status hereunder is that of an independent contractor, and Manager shall not contract for or on behalf of Client without Client’s express written consent and Manager shall not represent to any third party that its relationship to Client is other than that of an independent contractor. Except as otherwise provided in Exhibit 2B, Manager shall subcontract in its own name.  All work performed pursuant to this Master Agreement shall be by independent contractors or by employees of Manager.  With respect to employees, Manager shall obtain and maintain Workers’ Compensation Insurance as required by law and under this Master Agreement.  With respect to contractors, Manager shall be responsible for ascertaining that all subcontractors are in compliance with all applicable Workers’ Compensation requirements.  While Client shall have the right, as contemplated herein, to direct and require Manager to perform certain functions, the manner in which same are to be performed shall be determined by Manager.  All persons required to perform services in connection with the Timberlands shall be employed by and be employees of Manager, contractors or subcontractors with which it deals, and Client shall have no right to direct or to control these persons in any respect whatsoever.  Anything herein to the contrary notwithstanding, Manager’s use of contractors or subcontractors shall in no way exonerate Manager from full performance of its duties and obligations under this Master Agreement, except as may be limited by Section 6.02 hereof.

6.04        Standard of Performance:  Manager shall (a) discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, using generally accepted and proper land management and forestry practices and procedures acceptable to Client, and (b) act in accordance with the standards in effect from time to time under federal, state and local laws, rules, regulations, and ordinances applicable to its forestry and management operations.  Acting through its qualified subsidiaries, agents and employees, Manager shall generally manage, oversee, and supervise each Timberland listed from time to time on Exhibit 1A and all forestry operations thereon or incident thereto and shall furnish or subcontract for all labor, materials, equipment, supplies and services necessary to operate and maintain each Timberland, and shall perform and carry out the duties and responsibilities as generally outlined in this Master Agreement.  Manager agrees to act in good faith and with due care in selecting reputable and qualified contractors and subcontractors to be employed by Manager.  Notwithstanding anything herein to the contrary, Manager shall expend no funds with respect to any Timberland or enter into any contracts or other agreements affecting any Timberland in contravention of the limitations and signature requirements set forth on Exhibit 2B.

6.05        Governmental Compliance:  Manager hereby represents and warrants to Client that Manager has obtained and will maintain all necessary licenses, permits and other governmental authority required for Manager to fulfill its obligations under this Master Agreement.  Manager further represents and warrants that prior to conducting any forestry activities, it will ensure that all necessary forest practice or other applications or permits associated therewith are obtained. Manager shall take, or timely recommend, such action as shall be necessary to comply with all federal, state, and other governmental laws, orders or requirements applicable to its management and forestry operations under this Master Agreement.  Whenever a report, application, notice or other document is required to be filed or reported with any governmental agency in connection with the Timberlands or any forestry operations being conducted by Manager hereunder, Manager shall immediately notify Client of the same, and the Manager where necessary will prepare initial drafts of any such report, application, notice or other document for filing or reporting.  Manager shall ensure that any and all contractors or subcontractors performing services on or relating to the Timberlands comply with all applicable federal, state, and other governmental laws, orders or requirements relating to said contractors or subcontractors or relating to each Timberland.  Upon request, Manager shall provide Client with evidence satisfactory to Client of Manager’s compliance hereunder.

Section 7.  Term and Termination:

7.01        Term:  The term of this Master Agreement shall commence as of January 1, 1998, and shall continue to and including December 31, 2000.

7.02        Termination for Fraud or Failure to Perform:  Either party may terminate this Master Agreement, in whole or in part with respect to any Timberland(s), at any time, upon not less than 10 days’ prior written notice thereof to the other party based on such other party’s:  (i) fraud or criminal activity; or (ii) failure to perform its obligations under this Master Agreement; provided that, in the case of notice of termination pursuant to clause (ii), if such other party commences to cure such default within the above–mentioned ten (10) day period such other party shall have thirty (30) days after notice to cure such default; provided that if the default is susceptible of being cured but cannot reasonably be cured within thirty (30) days, the cure period for such default shall continue for so long as such other party is diligently attempting to effect such cure; provided however that a party’s right to an extended cure period, as described immediately above, shall terminate if such party shall have received notice of three different defaults within any six (6) month period (or six different defaults at any time during the term of this Master Agreement) which have not been cured within thirty (30) days. Any notice given pursuant to this Section 7.02 shall describe the reason for termination in reasonable detail, shall stipulate the effective date of termination, and whether such notice of termination applies to the Master Agreement in its entirety or to specific properties which shall be identified in the notice.

7.03        Automatic Termination:  This Master Agreement shall automatically terminate, in its entirety and with respect to all Timberlands, if:  (i) there are no Timberlands with respect to which Manager is then providing Property Management Services pursuant to Section 2 above; (ii) either party is adjudicated as insolvent or to be liquidated, files or consents to the filing against it of a petition for relief or reorganization in bankruptcy (or under any similar law), consents to the appointment of a receiver, trustee or similar officer with respect to it or with respect to a substantial part of its property, or fails to dismiss within thirty (30) days any petition or order seeking to effect any of the foregoing; or (iii) either party shall sell substantially all of its assets, merge or consolidate with an unaffiliated third party in such a manner that the party to this Master Agreement shall not be the survivor of such merger or consolidation, or otherwise cease to exist.  This Master Agreement shall automatically terminate with respect to a given Timberland (or any portion thereof) if and when that Timberland (or portion thereof) is sold or disposed of, and no longer owned by Client or by or for the account of any Ultimate Client Portfolio.  This Master Agreement shall automatically terminate with respect to a given Timberland (or any portion thereof) if and when that Timberland (or portion thereof) is sold or transferred to a publicly traded entity notwithstanding that such entity is an Ultimate Client Portfolio.  If, at any time prior to June 30, 1999, as a result of Timberland sales or transfers referred to in either of the two preceding sentences, the number of acres subject to this Master Agreement (net of any acres attributable to Timberlands added to Exhibit 2A after the effective date of this Master Agreement) is reduced by more than thirty percent (30%) when compared to the number of acres subject to this Master Agreement on the effective date, then at the election of Manager to be exercised once at any time prior to June 30, 1999, Client agrees to pay to Manager the amount determined in accordance with Exhibit 7A.  Such payment shall be made within thirty (30) days following written notice of Manager’s election.

7.04        Survival of Obligations:  Notwithstanding any other provision hereof, the following obligations, as set forth in this Master Agreement, shall survive any partial termination:  (i) the provisions of Sections 2 and 3 (including the Exhibits thereto and all other provisions of this Master Agreement that are incorporated by reference in Section 2 or in Exhibit 2A) shall survive with respect to a given Timberland so long as that property remains subject to this Master Agreement; and (ii) the provisions of Section 5 shall continue in effect until this Master Agreement has terminated with respect to all Timberlands and for such additional periods of time as are specified in Section 5.

7.05        Winding Up Following Termination:  Within thirty (30) days following termination of this Master Agreement in its entirety, Client shall pay to Manager all amounts (if any) then due but unpaid under this Master Agreement, including without limitation all fees prorated to the date of termination.  Within thirty (30) days following notice of termination of this Master Agreement with respect to any Timberland, Manager shall turn over to Client all records, photos, maps, surveys, title data, custom computer software, documents and other property or items relating to such Timberland, including without limitation any Confidential Information (as defined in Exhibit 5A) relating to such Timberland, along with all copies and abstracts of such Confidential Information.

Section 8.  Notices:    All notices required or permitted under this Master Agreement shall be in writing and shall be effective at the earlier of the time when actually received by the other party, regardless of the method of delivery, or one (1) day after mailing if by reputable overnight courier or three (3) days after mailing if by certified United States mail, to the parties at the following addresses (or to such other addresses as either party may designate from time to time in a writing delivered to the other):

AS TO THE CLIENT:	[Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]

AS TO THE MANAGER:		Olympic Resource Management LLC
19245 Tenth Avenue NE
P. O. Box 1780
Poulsbo, Washington 98370
	Attention:	Mr. Thomas Gilkey
Senior Vice President

In the event that the last day for giving any notice hereunder falls upon a Sunday or legal holiday, the last day shall be deemed to be the next business day which is neither a Sunday nor a legal holiday.

Section 9.  Title to Timberlands and Timber:   Manager shall not by reason of this Master Agreement acquire title to any Timberland or any timber or other asset associated therewith.  In addition, Client reserves the right to designate the party or parties to whom any or all of the timber located on the Timberlands may be sold during the term of this Master Agreement or any extension thereof.  The rights of Manager hereunder shall be subject and subordinate to all liens which may now or hereafter be placed on the Timberlands.

Section 10.  Miscellaneous:

10.01      This Master Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

10.02      This Master Agreement shall be binding upon the parties hereto and their successors and permitted assigns.

10.03      Neither party may assign this Master Agreement or any part thereof without the express written consent of the other party, except Client may assign this Master Agreement without such consent to another subsidiary or affiliate of Client.

10.04      This Master Agreement may not be changed orally but may only be modified by an Agreement in writing executed by the parties hereto.

10.05      The headings in this Master Agreement are for purposes of reference only and shall not limit or define the meaning hereof.

10.06      If any term of this Master Agreement shall be held to be invalid, illegal or unenforceable, the validity of the other terms of this Master Agreement shall in no way be affected thereby.

10.07      Client and its authorized representatives shall have the right to enter any portion of the Timberlands at any time, and to take any and all such actions with respect thereto as Client in its sole discretion deems necessary or appropriate to protect its interest in the Timberlands and the timber and other property rights located thereon.

10.08      This Master Agreement constitutes the entire Agreement between the Client and Manager and supersedes (i) all previous agreements between Client and Manager relating to the Timberlands, and (ii) all prior drafts of and negotiations relating to this Master Agreement.  This Master Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute but one instrument.

10.09      In the event either party shall commence any action to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs and expenses of suit and any appeal therefrom, including reasonable attorneys’ fees.

Section 11.  Non-Discrimination:   During the term of this Master Agreement, Manager shall not unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40), or sex.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

	CLIENT:		MANAGER:
HANCOCK NATURAL RESOURCE		OLYMPIC RESOURCE
	GROUP, INC.		MANAGEMENT LLC,
a Washington limited liability company

By:	/s/ [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]	By:	/s/ Gary F. Tucker
	[Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]		Gary F. Tucker President and Chief Executive Officer
Managing Director

Exhibit “2A”

PROPERTY MANAGEMENT SERVICE FEES

States	Property	Acreage Forecast (as of 12/1/97)	Base Rate $/Acre Fee
	McCloud	39,366	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
California	Pondosa	39,264
California	Trinity	24,649
Oregon	Coates Creek	6,358
Oregon	Deer Creek	13,133
Oregon	Gold Beach	29,438
Oregon	Hershey	5,346
Oregon	Mist	22,155

Oregon	Nicolai	5,443	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
Oregon	Pebble Creek	15,203
Oregon	Scappoose	10,906
Oregon	Santiam	5,297
Oregon	St. Helens	4,894
Oregon	Umpqua	19,321
Oregon	Wilark	7,775
Oregon	Wiley Creek	47,120
Oregon	Wilson River	13,372

Washington	Cavanaugh	50,799	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
Washington	Gold Bar	6,077
Washington	Granite Falls	10,786
Washington	Grays River	62,419
Washington	Johns River	25,150
Washington	Milwaukee	17,253
Washington	Monroe	6,983
Washington	Skykomish	6,328
Washington	Snohomish	19,403

Washington	Wishkah	20,955	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
535,193

Contract term for these properties: three (3) years, beginning 1/1/98 and ending on 12/31/2000.

The weighted average base rate/acre of [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission] to remain fixed for the three (3) year term.

EXHIBIT “2B”

DECISION MAKING AND SIGNING AUTHORITY

	CATEGORY	Manager’s Authority
1.	Timber sales contracts	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
stumpage & log sales including salvage & misc. forest products
2.	Logging & trucking contracts

3.	Land Use permits
i.e. road use, rock/gravel/ leases, regulatory permits licenses (inc. hunting), ferns, oil & gas, etc.
4.	Budgeted Capital Expenses
contracts & checks i.e. site prep, planting, herbicide, PCT, logging roads etc…

5.	Budgeted Operating Expenses checks; except management fees	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
6.	Budgeted Operating Expenses checks; management fees
7.	All legal invoices
8.	Acquisition of properties — with HNRIC/COF approval closing costs, expenses;
manager’s compensation;
P&S contracts & closing documents

9.	Disposition of properties — with HNRIC/COF approval
	closing costs expenses;	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
manager’s compensation;
P&S contracts & closing documents

All Hancock contracts to be signed by authorized preparer and a minimum of two authorized individuals up to respective limits of their signing authority

Manager — to provide and update list of its authorized individuals periodically

Authorized HNRGI Associates:  Director Acquisitions; Manager of Acquisitions; Director of Forestry Operations & Stewardship; Regional Forestry Managers; Regional Foresters; CalPERS Forest Operations Manager; CalPERS CIO; Managing Director

Decision making authority:

•                                          Budget approval must be made by the HNRGI (i) Regional Forestry Manager and Director of Forestry Operations & Stewardship, or (ii) CalPERS Operations Manager and CalPERS CIO;

•                                          Acquisitions and Dispositions require approval of Hancock Natural Resource Investment Committee and JHMLICO Committee of Finance; except that dispositions under [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission] must be approved by (i) a Regional Forestry Manager or Director of Forestry Operations & Stewardship, or (ii) CalPERS Operations Manager or CalPERS CIO;

•                                          All recorded instruments (including deeds) to be signed by authorized officers of JHMLICO, John Hancock Timber Resource Corp., or other legal owner, respectively.

EXHIBIT “2C”

TIMBER INVENTORY SCHEDULE

Annual timber inventory updates will be done to collect the following information on the following schedule:

I.              EVEN-AGED MANAGED PROPERTIES

TIME OF ENTRY	INFORMATION TO BE COLLECTED

Approx. 5 years after planting	Species, trees per acre, average stand diameter and height

When 12 — 25 years old	Species, trees per acre, average stand diameter and height

When over 25 years old:  (1) approx. 10% of acres over 25 years old to be age inventoried annually; and  (2) following major events (e.g., final harvest, commercial thinning, material storm, bug or fire damage)

Species, trees per acre, diameter at breast height (“DBH”), tree height, age

II.            UNEVEN-AGE MANAGED PROPERTIES

TIME OF ENTRY	INFORMATION TO BE COLLECTED

Within one year following major events	Species, trees per acre, DBH, stand height by DBH class

Approx. every 10 years for stands with no major activities planned (e.g., plantations)	Species, trees per acre, DBH, stand height by DBH class

III. ACCURACY

Inventory will be maintained so that the total volume will be within 10% +/- of the true volume at the 95% confidence interval.

EXHIBIT “2D”

COMPUTERIZED MAPPING SYSTEM REQUIREMENTS

The computerized mapping system shall be a system that is reasonable and customary for the mapping and spatial analysis of large forest land bases in the Pacific Northwest.  Such a system will provide, but not necessarily be limited to the following:

Collection of data using GPS units.

Downloading data from GPS units to the mapping system.

Collection of data from heads–up digitizing, digitizing pads and scanners.

Importing map and other spatial data from external public and private sources using common data transfer formats.

Editing and maintenance functions for the spatial databases.

Links to attribute data stored in resource attribute databases (such as forest inventory), creating the ability to analyze data by spatial characteristics with the capability to link to a harvest scheduling system.

Automated standard map making processes.

Processes for creating custom maps.

Processes for making standard and ad hoc queries of the spatial databases.

Automated backups of the spatial databases.

Downloading the spatial data into one or more standard export formats.

Downloading any attribute (non–spatial) data into standard ASCII tables.

EXHIBIT “2E”

FOREST INVENTORY SYSTEM REQUIREMENTS

The computerized inventory system shall be a system that is reasonable and customary for the management of large forest inventories in the Pacific Northwest.  Such a system will provide but not necessarily be limited to the following:

Collection of data using field data recorders or cruise cards.

Downloading data from the field data recorders to the inventory system.

Entering, storing and maintaining plot data in the inventory databases.

Compilation of plot data for specified aggregations of plots.

Loading and storage of compiled cruise results into the forest inventory databases as stand tables.

Processes for entering, storing, editing and maintaining stand level characteristics such as site, age, gross and net volumes, avg. DBH, stems per acres, and other pertinent data.  Such data shall be in total by stand, by species or other aggregation as appropriate.

Processes for updating of inventory information for annual growth by stand and projecting such growth over time.

Processes for editing and maintenance functions for the various inventory databases.

Obtaining stand areas from the computerized mapping system.

Processes for production of standard forest inventory reports.

Processes for development of standard and ad hoc queries of the inventory databases.

Automated backups of the inventory databases.

Downloading the cruise and inventory data into standard ASCII tables.

EXHIBIT “2F”

LAND RECORDS SYSTEM REQUIREMENTS

Land records consist of a wide range of documents and other information about a property including: deeds, easements, leases, other agreements attached to the land base, legal descriptions, and property tax information.  Some parts of this information may be stored in a digital (computer) format while other parts are stored in hardcopy (paper) formats.  The goal of such a system is to facilitate forest management by providing information concerning the landowner’s ownership rights to his property, ownership rights (such as easements) the owner may have on other’s property, and ownership rights that 3rd parties may have to owner’s property.  To be useful, documents need to be spatially linked such that one can easily research ownership rights by legal description.

The land records system will provide for:

Capturing the initially available land records for a property.

Organization of the land records in a way that facilitates access.

Storage of the land records, including off site storage of duplicate records as is appropriate.

Linkages between the land record documents and other land record data and the appropriate spatial data.

Maintenance and updating of the land records as new information is generated or old information becomes obsolete.

Development of property descriptions for use in the sale of portions of or all of a property.

Transfer of the information at the end of the management contract.

EXHIBIT “3A”

REAL ESTATE SALES CONTRACT

Date:                                                                                                                                                                       RE. No:

                                                                                                                                Contract No.:

                                         of                                            , City of                                       , County of                                    , State of                                        , hereinafter referred to as “BUYER” hereby agrees to purchase from JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation, hereinafter referred to as “SELLER”, AND SELLER hereby agrees to sell and convey to BUYER that certain real estate described in Exhibit A attached hereto and made a part hereof, hereinafter referred to as the “Property”, upon the following terms and conditions:

1.             Purchase Price.  BUYER hereby agrees to pay for said Property the amount of                                       dollars ($               ) (“Purchase Price”), with                                          dollars ($                     ) (“Deposit”) to be paid by BUYER to SELLER at the time of the execution of this Contract, and the balance to be paid by BUYER to SELLER at “Closing” described in Paragraph 4 below; said Purchase Price to be paid to SELLER in cash, by official bank cashier’s check, or by wiring immediately available Federal Funds to the closing agent or to such bank account as SELLER shall designate to BUYER.

2.             Closing Costs.  SELLER shall pay the cost of preparation of the deed, for the release of any encumbrances of record not excepted below, any transfer tax imposed upon the SELLER by law, and the expenses of its own attorney.   BUYER shall pay all other closing costs including without limitation other taxes, recording fees, and all fees and expenses of BUYER’S attorneys.

3.             Conveyance.  SELLER agrees to convey the Property at the Closing by a duly executed, good and sufficient deed, free and clear of all encumbrances not specifically excepted in this contract.  Such conveyance shall be subject to easements, restrictions, reservations, rights of way, roadways, mineral rights or reservations, oil, gas or other mineral leases, parties in possession, leases or rights of any tenants or lessees, and all other matters which an accurate survey would show applicable to or affecting the Property.  Real Estate taxes shall be prorated to the date of Closing, with the Buyer responsible for any taxes accruing or due and payable after the Closing contemplated herein.  If BUYER desires an examination of title, BUYER shall pay costs thereof.  If upon examination of title BUYER finds flaws in title to which BUYER objects, BUYER shall report same in writing to the SELLER before the Closing or BUYER shall be deemed to have waived such objections.  SELLER shall have sixty (60) days from receipt of any such title objections to cure same, or SELLER may elect not to cure same and return the Deposit within fifteen (15) days of receipt of objections; and this Contract shall thereupon terminate.

4.             Closing.  The Closing contemplated herein shall mean the simultaneous closing of the sale by execution and delivery by SELLER of the deed to BUYER and payment by BUYER of the Purchase Price.  Closing date to be                                       , unless the date of Closing is extended in writing by mutual agreement at least ten (10) days prior to the aforesaid date. THE PARTIES AGREE THAT TIME IS OF THE ESSENCE WITH RESPECT TO THIS CONTRACT. The Closing shall be held at the offices of                                                            ,                                                           , unless another place is agreed upon.

5.             Deposit.  The Deposit is delivered to SELLER to evidence BUYER’s good faith. It is understood and agreed that same will be returned to the BUYER in the event SELLER does not execute this Contract.  In the event that the Closing contemplated herein occurs, the Deposit, at the closing shall be returned to BUYER or credited to the Purchase Price.  IN THE EVENT THAT THE CLOSING DOES NOT OCCUR FOR ANY REASON, WHATSOEVER, OTHER THAN THE FAULT OF THE SELLER, SELLER SHALL RETAIN THE DEPOSIT AS A MEASURE OF LIQUIDATED DAMAGES, IT BEING FURTHER UNDERSTOOD AND AGREED THAT IT WOULD OTHERWISE BE IMPOSSIBLE OR IMPRACTICABLE TO MEASURE THE ACTUAL DAMAGES CAUSED TO OR SUFFERED BY THE SELLER DUE TO THE FAILURE OF THE CLOSING TO OCCUR.  THIS PROVISION SHALL IN NO WAY AFFECT SELLER’S RIGHT TO RELY UPON AND TO EXERCISE ANY OTHER LEGAL REMEDIES OR RECOURSE AVAILABLE TO SELLER, INCLUDING WITHOUT LIMITATION, SPECIFIC PERFORMANCE IN THE EVENT THE CLOSING CONTEMPLATED HEREIN DOES NOT OCCUR DUE TO ANY REASON ATTRIBUTABLE TO OR DEFAULTED BY BUYER.

6.             Possession.  BUYER shall obtain possession of the Property upon the Closing of this Contract, subject to all the matters described in Paragraph 3 hereof.

7.             Acreage.  SELLER is selling the Property by the tract or parcel only, it being understood and agreed that the acreage of the Property is not guaranteed or warranted in any way by SELLER.

8.             Assignment.  This Contract shall not be assigned or encumbered, or otherwise transferred in any way, by BUYER without the prior written consent of SELLER, and shall not be recorded in any County Records or other office where public records are maintained.

9.             Bankruptcy.  SELLER shall not be obligated or under any duty to close this transaction in the event of the filing of any bankruptcy or insolvency petition or action by or against BUYER.

10.           Condition of Property.  BUYER agrees that it has inspected and is thoroughly familiar with the Property and is acquiring the Property in its “as is” condition.  BUYER understands and agrees that SELLER has not made and makes no representations or warranties of any kind with respect to the condition of the Property or its fitness, suitability or acceptability for any particular use or purpose; and SELLER shall not be liable or any latent or patent defects therein.  SELLER shall have no obligation to repair or make any improvements to the condition of the Property prior to Closing.  THE PROPERTY MAY NOT BE WITHIN A FIRE

PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE.  BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE AUTHORITIES TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.  BUYER hereby releases SELLER and its agents, representatives and employees from any and all claims BUYER may discover after Closing that relate to:

(a)           The condition of the Property at any time, before or after Closing, including without limitation, the presence of any hazardous substances; and

(b)           Any other matter pertaining to the Property.

11.           Risk of Loss or Damage.  SELLER shall bear the risk of loss or damage to the Property and improvements thereon from any cause whatsoever, or condemnation of any portion of the Property, prior to closing.  In the event of such loss, damage or condemnation prior to closing, BUYER, at its election, may terminate this agreement.   If BUYER does not elect to terminate this agreement for said reasons, the transaction shall be closed as otherwise agreed to, without reduction in Purchase Price, unless the parties shall agree thereto.   In the event both parties are not able to agree to close without reduction in Purchase Price, or agree on any adjustment in Purchase Price, then this transaction shall terminate without any further liability of either party to the other, except that SELLER shall refund to BUYER any portion of the Purchase Price previously paid.

12.           Broker.  BUYER agrees to indemnify and hold SELLER harmless from any commission, broker’s fee, finder’s fee or other payment by reason of action by the BUYER.

13.           Acceptance of Deed.  The acceptance of the deed by BUYER shall be deemed to be a full performance and discharge of every agreement and obligation of SELLER herein contained and expressed.

14.           Effective Date.  This Contract shall become effective and in full force only when duly and properly executed, authorized and delivered by the parties hereto.

15.           Miscellaneous.  This Contract may be changed, waived, discharged or terminated only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.  The headings in this Contract are for purposes of reference only and shall not limit or define the meanings thereof.  The terms BUYER and SELLER, together with any pronoun used in connection therewith, wherever used in this Contract, shall include the singular and plural and the masculine and feminine, so far as the context may permit or require.  This Contract shall inure to and be binding upon heirs, successors and assigns of the parties hereto, subject to the terms hereof.

THIS AGREEMENT is hereby duly executed in triplicate by BUYER and SELLER on the date first above written.

BUYER:                                                                                                  SELLER:

                                                                                                                JOHN HANCOCK MUTUAL LIFE

                                                                                                                INSURANCE COMPANY

By_____________________________________________                 By

                                ********

Deliver promptly to BUYER, either manually or by registered mail, a copy hereof showing SELLER’s acceptance.

Buyer acknowledges receipt of the foregoing instrument bearing his signature and that of the Seller showing acceptance.	Copy hereof showing Seller’s signed acceptance sent Buyer by registered mail to Buyer’s above address.
Date __________ ____________Buyer	(return receipt requested) on __________, 19
Time __________ ____________Buyer	Return receipt card received and attached to broker’s copy __________, 19

EXHIBIT “3B”

DISPOSITION TIME AND MATERIAL FEES

Base Rates*	Per/hour
Director, Planning and Analysis	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
Regional Managers
Biometrician/Analyst
Foresters
Cruise Technician
Administrative Assistant
Markup to Base Rates
Markup to Cost of Materials and Services

(Note: Services meaning and intending to refer to services contracted to others by the Manager)
Mileage Charges	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]

* Rates listed are for typical classifications of positions that will be used for disposition services.  Other job classifications may be used with prior written agreement between Manager and Client.

EXHIBIT “4A”

ACQUISITION TIME AND MATERIAL FEES

Base Rates*	Per/hour
Director, Planning and Analysis	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
Regional Managers
Acquisition Manager
Biometrician/Analyst
Foresters
Cruise Technician
Administrative Assistant
Markup to Base Rates

Markup to Cost of Materials and Services	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
(Note: Services meaning and intending to refer to services contracted to others by the Manager)
Mileage Charges

* Rates listed are for typical classifications of positions that will be used for acquisition services.  Other job classifications may be used with prior written  agreement between Manager and Client.

EXHIBIT “5A”

CONFIDENTIAL INFORMATION

1.             Manager and Client acknowledge that each has invested and will continue to invest considerable, effort and expense in developing techniques and strategies for timberland acquisitions, investment, management, valuation, pricing, marketing, etc., which information is proprietary and confidential, gives competitive advantage to each and will be imparted to the other and its employees during the course of this Master Agreement.  Manager and Client further acknowledge that in the absence of adequate protections for each, each party would be unwilling to enter into this Master Agreement or to share with the other and its employees the information that provides both with its competitive advantage.  Accordingly, the parties agree as follows.

2.             For purposes of and as used in this Exhibit 5A, the words and phrases below shall have the following meanings and definitions:

(a)           “Communications” shall mean all contacts and discussions, direct or indirect, written or oral, between Manager and/or one or more of its employees on the one hand and Client on the other hand concerning any and all aspects of Client’s business, which contain, incorporate or utilize Confidential Information.

(b)           “Confidential Information” shall mean and include any information, data and know–how relating to the business of Client that is disclosed to Manager and/or one or more of its employees by Client, or known by Manager and/or one of more of its employees as a result of Manager’s relationship with Client, and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following information: non–public financial information that relates to Client’s earnings, asset, asset valuations, debts, prices, profit margins, projections, budgets, tax information or other non–public financial data; pricing and purchasing strategies; details of particular transactions; marketing information, such as details about ongoing or proposed marketing programs, information about pending transactions; timberland acquisition and dispositions information, such as any compilations or lists of past, existing or prospective purchases or  sales of timberland, including proposals, bids or agreements relating to purchases or sales of timberland, from or to Client (or any account or portfolio managed by Client); operations manuals, plus any information as marked “Confidential” by Client.

The term “Confidential Information” does not include (i) information that has been made generally available to the public by the act of one who has the right to disclose such information without violating any right of Client, though to the extent Client compiles or otherwise arranges such publicly available information in a unique and non–public manner, such compilation or arrangement shall constitute Confidential Information hereunder, or (ii) information substantially developed or created by Manager.

3.             Manager acknowledges that Client’s business is highly competitive and strongly dependent upon Manager and its employees, and upon confidential methods, techniques and strategies in which Manager and its employees have received or will receive extensive instruction from Client.  Manager further acknowledges that competitors are engaged in businesses similar in nature to the business of Client.  Manager further acknowledges that Manager’s and its employees’ services and relationship to Client are of a special, unique and extraordinary character and place Manager and its employees in a position of confidence and trust with access to Communications and Confidential Information.

4.             During the term of this Master Agreement, Manager agrees to hold in confidence and not to directly or indirectly copy, use, disseminate, disclose or in any manner publish any Communications or Confidential Information, except to the extent necessary for Manager to discharge responsibilities to Client.  Notwithstanding the foregoing, with respect to each item of Confidential Information that constitutes a trade secret under applicable law, the obligations of confidentiality and non–disclosure hereunder apply to the maximum extent permitted by applicable law as long as such information continues to constitute a trade secret.  The rights of Client hereunder are in addition to and not in lieu of any rights Client may have under civil or criminal law relating to protection of trade secrets.

5.             Manager shall return all written, printed or other tangible Confidential Information to Client upon termination of this Master Agreement, or upon any earlier request therefor by Client, along with all copies and abstracts of such Confidential Information.

6.             Recognizing Client’s needs to protect its legitimate business interests, and the dependency of Client’s business on the skills and expertise of Manager’s employees (as enhanced by the Confidential Information disclosed to such employees), and as further inducement to Client to enter into this Master Agreement, Manager agrees to request each of its employees whose duties require having access to Confidential Information, to execute agreements with Manager, in form and substance acceptable to Client, pursuant to which each such employee individually agrees to be bound by and comply with the covenants set forth in paragraphs 4 and 5 above with respect to Manager with the following modifications:

(a)           the covenants set forth in paragraph 4 shall be limited to the shorter of the term of this Master Agreement or each employee’s employment with Manager (except with respect to trade secrets which shall continue as set forth therein); and

(b)           each employee of Manager that has had access to Confidential Information shall agree to return all Confidential Information to Manager upon termination of said employee’s employment with Manager.

7.             Manager agrees to defend, indemnify and hold harmless Client and its directors, officers, employees, agents, affiliates, successors and assigns, from and against any and all claims, obligations, losses, damages, liabilities, costs and expenses of any kind or nature

(including without limitation) (i) reasonable attorneys’ fees and expenses, (ii) attorneys’ fees and expenses necessary to enforce its right to indemnification hereunder, whether accrued, absolute, contingent, known, unknown, or otherwise asserted against, imposed upon or incurred by Client or any of its directors, officers, employees, agents, affiliates, successors or assigns or for which any of the above is liable, by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of (i) the breach by any employee or former employee of Manager of the terms of any agreement described above entered into between Manager and such employee or employees and (ii) any acts or omissions of any employee(s) or of Manager that would constitute a violation of any agreement described above had such been entered into between Manager and such employee(s).

8.             It is the intention of the parties hereto that the provisions of this Exhibit 5A shall be enforced to the fullest extent permissible under the laws or policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability or invalidity of any provision hereof (or the modification thereof to conform with such laws or public policies) shall not render unenforceable or impair the remainder of this Exhibit 5A, which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions.  Manager hereby consent to and affirmatively requests that this Exhibit 5A be reformed to the extent necessary to allow for its enforcement.  This Exhibit 5A shall be governed by the laws of the Commonwealth of Massachusetts, without reference to conflicts of law.

9.             Manager agrees and acknowledges that the restrictions contained in this Exhibit 5A are reasonable and necessary in order to protect valuable proprietary assets, goodwill and business of Client and that the restrictions will not prevent or unreasonably restrict Manager’s business activities.

10.           Manager acknowledges that any violation or threatened violation of the restrictions contained herein would cause irreparable harm to Client and that damages at law may be inadequate.  Manager therefore agrees that in the event of any breach or threatened breach of the provisions of this Exhibit 5A by Manager, Client shall be entitled to preliminary and permanent injunctive relief, without bond, in addition to any other remedy which it may have at law or in equity.  The parties hereby specifically agree that, upon establishment of a breach or anticipatory breach of this Exhibit 5A, Client shall be entitled to specific performance of the provisions of this Exhibit 5A, and in the event that Client brings any action for specific performance of this Exhibit 5A Manager waives any objection or right to object to the suitability or availability of specific performance as a remedy for breach of this Exhibit 5A, including without limitation any objection based on the adequacy of damages or the irreparable nature of the injury claimed by Client.  The foregoing, however, shall not be deemed to constitute a waiver by Manager of its right to participate in the litigation, to dispute whether a breach of this Exhibit 5A occurred or whether the scope of the equitable relief requested by Client is appropriate and consistent with the strict enforcement of the provisions of this Exhibit 5A.

Exhibit 7A

One Time Start Up Cost Reimbursement for Substantial Net Acreage Reduction

Election Date Periods
Net Acreage Reduction:	1/1/98 - 6/30/98	7/1/98 - 12/31/98	1/1/99 - 6/30/99
100%	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
90% to <100%
80% to <90%
70% to <80%
60% to <70%

50% to <60%	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
40% to <50%
30% to <40%